Exhibit 99.1

term sheet

for the acquisition of MEMBERSHIP INTERESTS in

CIM SECURITIES, LLC
(Company)

This document (Term Sheet) summarizes the principal terms of a proposed acquisition by FDCTech, Inc., a Delaware corporation (the Buyer) of 80% of the issued and outstanding equity securities or membership interests (Shares) of the Company (Acquisition), on a fully-diluted basis. This Term Sheet is not legally binding except for the terms stated in part B, and there will be no obligation to sell or purchase the Shares until a definitive Sale and Purchase Agreement (SPA) is signed between the parties. All currencies are in United States dollars.

Part A: Investment Terms (non-binding)

Business:	The Company’s business is an independent investment bank that serves micro-cap and small-cap companies by providing capital raising solutions and mergers and acquisitions.

Subsidiaries:	The Company presently has no subsidiaries.

Acquisition:	The Buyer will purchase in tranches, and Choice Investment Management LLC (Seller) will sell the legal and beneficial interest in 80% of the Shares or Membership Interest in the Company on a fully-diluted basis.

Purchase Price:	Subject to due diligence, the purchase price for the Shares will be not less than $200,000 (Purchase Price), to be satisfied by:

i	A cash payment of $20,000 is payable at signing this nonbinding term sheet but no later than July 31, 2022. This payment is a non-refundable deposit.; and

ii	A cash payment of $180,000 will be payable after the approval of Form 1017. Application for Approval of Change in Ownership, Control, or Business Operations by The Financial Industry Regulatory Authority (FINRA). This is referred to change of ownership representing 80% membership interest in the Seller.

Due Diligence	Each Party will conduct due diligence of the other Party in a manner customary for a transaction of this nature. It is anticipated such due diligence will be completed within 30 days following the date hereof.

Definitive Agreement	Following the completion of the due diligence, the parties will enter into a binding definitive purchase agreement. The Definitive Agreement will not include a due diligence condition.

Anticipated Closing:	Completion of the Acquisition is expected to occur not later than August 31, 2022.

Press Releases and Public Announcements:	No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law such as 8-K to announce significant events relevant to shareholders, in which case the disclosing Party, likely the Buyer, will use its reasonable best efforts to advise the other Parties prior to making the disclosure.

Conditions precedent:	The Definitive Agreement will include customary conditions precedent for transactions of this type, including the receipt of necessary shareholder, board, regulatory, and third party consents, the absence of any material changes, the accuracy of certain representations and warranties, and the satisfaction of certain interim covenants.

Board of Directors and Corporate Governance:	The Buyer will appoint its Directors and governance team after the Acquisition, and full payment is completed upon approval of Form 1017 by FINRA, Application for Approval of Change in Ownership, Control, or Business Operations.

Incentives and Licensing	In connection with the entering into of the Definitive Agreement, the parties shall, in good faith, negotiate residual licensing, technology use, and other terms under which Seller shall be given access to, and permitted to use in perpetuity, certain intellectual property and other technology of the Company after giving effect to the Acquisition.

Representations, Warranties, and Indemnities:	The Buyers and theSellers will give customary representations, warranties, indemnities, and undertakings to the other Party.

Termination and Break Fees	The Definitive Agreement will include termination rights, break fees, and remedies for non-completion that are customary for a transaction of this nature.

Restraint / non-compete:	Each Sellers will undertake not to compete in sell-side investment banking and stock brokering to serve micro-cap and small-cap companies by providing capital raising solutions and mergers and acquisitions for two years.

Costs:	The parties will bear their costs regarding the negotiation and entering into the transactions contemplated by this Term Sheet.

Governing law:	The laws of Delaware will govern this Term Sheet and the formal legal documentation.

Part B: Legally Binding Terms

Confidentiality:	The parties will be subject to the terms of confidentiality set out in a mutual non-disclosure agreement to be entered into by the parties concurrent with the execution of this Term Sheet.

Exclusivity:	Upon receipt of the non-refundable deposit by the Seller from the Buyer, for 30 days from the date of signing this Term Sheet, none of the Company, its shareholders, its directors, or its officers will conduct or solicit any discussions or negotiations with any third party regarding any sale of a material number of shares in the Company or any sale of a material part of the business and assets of the Company, unless approved in advance by the Buyer in writing.

To confirm your acceptance of this Term Sheet, please sign and date the duplicate of this Term Sheet and return it to me.

SIGNED for and on behalf of CIM SECURITIES, LLC:	) )	/s/ James Holt

Signature of authorized signatory

JAMES HOLT, PRESIDENT
Print full name of authorized signatory

Date: July 19, 2022

SIGNED for and on behalf of FDCTECH, INC. by:	) )	/s/ Imran Firoz

Signature of authorized signatory

IMRAN FIROZ, CFO & Director

Print full name of authorized signatory

Date: July 19, 2022

SIGNED by CHOICE INVESTMENT MANAGEMENT LLC:	) )	/s/ Austin Adams

Signature of authorized signatory

AUSTIN ADAMS

Date: July 19, 2022

APPENDIX

Sellers

Shareholder Name	Stage of Acquisition	Number of Shares or Membership Interests	Class of Shares	Percentage Shareholding on a fully diluted basis*	Amount
Choice Investment Management, LLC	Deposit	0.00%	Membership Interest	0.00%	$20,000
Choice Investment Management, LLC	Second after Form 1017 approval	80.00%	Membership Interest	80.00%	$180,000
Total		80.00%		80.00%	$200,000

*Include details of any warrants or options over shares in the Company, any convertible loans, and any other obligations to issue shares.